Putnam Absolute Return 300 Fund, April 30, 2015, semiannual

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 (000s omitted)

Class A		15,901
Class B		   385
Class C		 4,378
Class M		   388

72DD2 (000s omitted)

Class R		    31
Class R5	     0
Class R6	    59
Class Y		16,543

73A1

Class A		 0.371
Class B		 0.351
Class C		 0.291
Class M		 0.369

73A2

Class R		 0.353
Class R5	 0.401
Class R6	 0.401
Class Y		 0.401

74U1 (000s omitted)

Class A	        41,251
Class B		 1,066
Class C	        14,543
Class M		 1,038

74U2 (000s omitted)

Class R		    89
Class R5	     1
Class R6	   142
Class Y	        40,182

74V1

Class A		 10.33
Class B		 10.29
Class C	         10.25
Class M		 10.30

74V2

Class R		 10.31
Class R5	 10.39
Class R6	 10.39
Class Y		 10.36


61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi-monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.